Exhibit 99.1

BioTelemetry, Inc. Reports Second Quarter 2019 Financial Results

Exceeds Expectations

Achieves Record Revenue and Adjusted EBITDA

Malvern, PA — July 30, 2019 — BioTelemetry, Inc. (NASDAQ:BEAT), the leading remote medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the second quarter ended June 30, 2019.

Quarter Highlights

•                  Recognized record quarterly revenue of $111.8 million

•                  Reached 10.3% year-over-year revenue growth

•                  Achieved 28th consecutive quarter of year-over-year revenue growth

•                  Reported GAAP net income of $8.3 million

•                  Realized quarterly adjusted EBITDA of $31.6 million, or 28.3% of revenue

•                  Acquired Sweden-based ADEA Medical AB

President and CEO Commentary

Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “Our growth momentum continued in the second quarter, with revenue growth of 10%, enabling us to achieve the high end of our guidance.  This revenue growth was once again primarily driven by the strong demand for our MCT and extended Holter services as well as the addition of the monitoring revenue from Geneva, which we acquired in the first quarter.  Our revenue also benefitted from double-digit growth in our Research and digital population health businesses due to increased volumes.  In addition to our strong topline growth, we also realized another quarter of record adjusted EBITDA, which exceeded our expectations.  This is a result of our continued focus on process improvements and investments to streamline our operations.

“As we look forward, we are constantly evaluating growth opportunities, both in our current markets as well as in new areas.  This led us to the acquisitions of Geneva in the first quarter and ADEA Medical in June.  The addition of Geneva has allowed us to extend our reach into the monitoring of implantable cardiac devices, such as defibrillators and loop recorders.  We now offer the most comprehensive suite of cardiac monitoring services of any company in the world.  Additionally, the acquisition of ADEA Medical allows us to deliver our services to the European market.  We are excited about the growth potential both of these acquisitions provide the organization in the near term and expect these ventures to help lead the organization into the future.”

Second Quarter Financial Results

Revenue for the second quarter 2019 was $111.8 million compared to $101.4 million for the second quarter 2018, an increase of $10.4 million, or 10.3%.

Gross profit for the second quarter 2019 was $70.2 million, or 62.8% of revenue, compared to $65.8 million, or 64.9% of revenue, for the second quarter 2018.

On a GAAP basis, net income attributable to BioTelemetry, Inc. for the second quarter 2019 was $8.3 million, or $0.23 per diluted share, compared to net income attributable to BioTelemetry, Inc. of $10.4 million, or $0.29 per diluted share, for the second quarter 2018.  The decline in net income attributable to BioTelemetry, Inc. is primarily due to a $6.3 million increase in income tax expense, with a prior year tax benefit from discrete items, partially offset by the positive impact of the increased revenue.  While the Company’s expected annual effective tax rate is approximately 21%, as a result of the utilization of net operating loss carryforwards, the Company will only use approximately $2.0 million of cash for taxes in 2019.

On an adjusted basis(1), net income attributable to BioTelemetry, Inc. for the second quarter 2019 was $19.4 million, or $0.53 per diluted share.  This compares to adjusted net income attributable to BioTelemetry, Inc. of $16.3 million, or $0.46 per diluted share, for the second quarter 2018.  This increase was driven by revenue growth as well as increased expense leverage.  The details regarding adjusted net income are included in the reconciliation tables included in this release.

(1) The Company believes that providing non-GAAP financial measures offers a meaningful representation of our performance, as we exclude expenses that are not necessary to support our ongoing business.  We also make adjustments to facilitate year over year comparisons.  Please refer to our “Reconciliation of GAAP to Non-GAAP Financial Measures” in this release for additional information.

Conference Call

BioTelemetry, Inc. will host an earnings conference call on Tuesday, July 30, 2019, at 5:00 PM Eastern Time.  The call will be webcast on the investor information page of our website, www.gobio.com/investors/events.  The call will be archived on our website for two weeks.

About BioTelemetry

BioTelemetry, Inc. is the leading remote medical technology company focused on delivery of health information to improve quality of life and reduce cost of care.  We provide remote cardiac monitoring, remote blood glucose monitoring, centralized core laboratory services for clinical trials and original equipment manufacturing that serves both healthcare and clinical research customers.  More information can be found at www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in our future.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning.  Examples of forward-looking statements include statements we make regarding the successful execution of our operating plan, Geneva Healthcare’s and ADEA Medical’s growth and the success of the combined entity, our ability to increase demand for our products and services, to grow our market share, to expand in the European market and our expectations regarding revenue trends in our segments.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things: our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business; our ability to educate physicians and continue to obtain prescriptions for our products and services; changes to insurance coverage and reimbursement levels by Medicare and commercial payors for our products and services; our ability to attract and retain talented executive management and sales personnel; the commercialization of new competitive products; our ability to obtain and maintain required regulatory approvals for our products, services and manufacturing facilities; changes in governmental regulations and legislation; our ability to obtain and maintain adequate protection of our intellectual property; acceptance of our new products and services; adverse regulatory action; interruptions or delays in the telecommunications systems that we use; our ability to successfully resolve outstanding legal proceedings; and the other factors that are described in “Part I; Item 1A.  Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law.

Contact:                        BioTelemetry, Inc.

Heather C. Getz

Investor Relations

Executive Vice President, Chief Financial Officer

800-908-7103

investorrelations@biotelinc.com

BioTelemetry, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$111,803	$101,360	$215,782	$195,856
Cost of revenues	41,563	35,605	80,764	72,053
Gross profit	70,240	65,755	135,018	123,803
Gross profit %	62.8%	64.9%	62.6%	63.2%

Operating expenses:
General and administrative	30,587	28,741	58,194	55,460
Sales and marketing	12,795	11,075	25,235	22,415
Bad debt expense	5,379	6,875	10,527	11,754
Research and development	3,532	2,733	6,865	6,022
Other charges	2,234	5,208	5,304	10,293
Total operating expenses	54,527	54,632	106,125	105,944

Income from operations	15,713	11,123	28,893	17,859

Other expense:
Interest expense	(2,538)	(2,684)	(5,020)	(4,574)
Loss on equity method investment	(154)	(45)	(186)	(184)
Other non-operating income/(expense), net	86	550	(968)	737
Total other expense	(2,606)	(2,179)	(6,174)	(4,021)

Income before income taxes	13,107	8,944	22,719	13,838
(Provision for)/benefit from income taxes	(4,807)	1,500	(2,734)	1,642
Net income	8,300	10,444	19,985	15,480

Net loss attributable to noncontrolling interests	—	—	—	(946)
Net income attributable to BioTelemetry, Inc.	$8,300	$10,444	$19,985	$16,426

Net income per share attributable to BioTelemetry, Inc.:
Basic	$0.25	$0.32	$0.59	$0.51
Diluted	$0.23	$0.29	$0.55	$0.46

Weighted average number of common shares outstanding:
Basic	33,825	32,435	33,806	32,227
Diluted	36,318	35,578	36,444	35,414

BioTelemetry, Inc.

Summary Balance Sheet

	(unaudited)
	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$51,712	$80,889
Healthcare accounts receivable, net	48,307	37,754
Other accounts receivable, net	15,026	14,874
Inventory	6,037	7,323
Prepaid expenses and other current assets	8,925	5,820
Total current assets	130,007	146,660

Property and equipment, net	54,289	48,377
Intangible assets, net	137,530	129,653
Goodwill	303,981	238,814
Deferred tax asset	16,116	19,975
Other assets	22,238	3,322
Total assets	$664,161	$586,801

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$22,484	$18,157
Accrued liabilities	25,927	24,689
Current portion of finance lease obligations	590	1,652
Current portion of long-term debt	10,250	5,125
Total current liabilities	59,251	49,623

Long-term portion of finance lease obligations	419	117
Long-term debt	186,358	193,424
Other long-term liabilities	71,294	33,152
Total liabilities	317,322	276,316

Total equity	346,839	310,485

Total liabilities and equity	$664,161	$586,801

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended
	June 30, 2019
(unaudited) (in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry Inc.
GAAP	$15,713	$13,107	$8,300	$0.23
Non-GAAP Adjustments:
Other charges (a)	2,234	2,234	2,234
Acquisition amortization (b)	3,812	3,812	3,812
Other expense (c)	—	802	802
Interest expense on contingent consideration (d)	—	130	130
Income tax effect of adjustments (e)	—	—	(1,442)
Impact of NOL utilization (f)	—	—	5,580
Non-GAAP Adjusted	$21,759	$20,085	$19,416	$0.53

	Three Months Ended
	June 30, 2018
(unaudited) (in thousands, except per share data)	Income from Operations	Income before Income Taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry Inc.
GAAP	$11,123	$8,944	$10,444	$0.29
Non-GAAP Adjustments:
Other charges (a)	5,208	5,208	5,208
Acquisition amortization (b)	3,350	3,350	3,350
Other expense (c)	—	(748)	(748)
Income tax effect of adjustments (e)	—	—	(1,931)
Non-GAAP Adjusted	$19,681	$16,754	$16,323	$0.46

(a)         In the second quarter 2019, other charges of $2.2 million were primarily due to $2.6 million of patent litigation and other legal costs and $1.2 million of integration expense related to the acquisition of Geneva Healthcare partially offset by a $1.8 million reduction in contingent consideration related to Geneva Healthcare.  In the second quarter 2018, other charges of $5.2 million consisted of $2.2 million related to the integration of the LifeWatch acquisition, a $1.8 million reserve for a note receivable with a bankrupt customer, $0.8 million for patent litigation and $0.4 million of other expense including legal and depreciation.

(b)         In the second quarter 2019 and the second quarter 2018, we recognized $3.8 million and $3.4 million of expense, respectively, related to the amortization of intangibles as a result of the LifeWatch and Geneva Healthcare acquisitions.  We have excluded this amortization of intangibles from adjusted net income due to the non-operational nature of the expense.  This amortization was recorded as a component of general and administrative expense.

(c)          In the second quarter 2019, we had an unrealized foreign exchange loss of $1.5 million partially offset by a $0.7 million gain associated with the termination of a former LifeWatch foreign pension plan.  In the second quarter 2018, we incurred $0.3 million of interest related to a ruling on an arbitration demand filed against LifeWatch prior to the acquisition.  This was offset by an unrealized foreign exchange gain of $1.0 million.

(d)         In the second quarter 2019, we incurred $0.1 million of interest expense related to a portion of the Geneva Healthcare contingent consideration.

(e)          Represents the tax effect of the non-GAAP adjustments at the Company’s annual effective tax rate.

(f)           After giving effect to taxes at the estimated annual effective tax rate on the adjustments, the utilization of net operating loss carryforwards had a $5.6 million positive impact on the second quarter 2019.

	Six Months Ended
	June 30, 2019
(unaudited) (in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry Inc.
GAAP	$28,893	$22,719	$19,985	$0.55
Non-GAAP Adjustments:
Other charges (a)	5,304	5,304	5,304
Acquisition amortization (b)	7,074	7,074	7,074
Other expense adjustments (c)	—	802	802
Interest expense on contingent consideration (d)	—	130	130
Income tax effect of adjustments (e)	—		(2,751)
Impact of NOL utilization (f)	—	—	4,081
Non-GAAP Adjusted	$41,271	$36,029	$34,625	$0.95

	Six Months Ended
	June 30, 2018
(unaudited) (in thousands, except per share data)	Income (loss) from Operations	Income (loss) before Income Taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry Inc.
GAAP	$17,859	$13,838	$16,426	$0.46
Non-GAAP Adjustments:
Other charges (a)	10,293	10,293	10,293
Acquisition amortization (b)	6,585	6,585	6,585
Other expense adjustments (c)	—	(748)	(748)
Income tax effect of adjustments (e)	—	—	(2,364)
Non-GAAP Adjusted	$34,737	$29,968	$30,192	$0.85

(a)         For the six months ended June 30, 2019, other charges of $5.3 million were due primarily to $3.7 million of patent litigation and other legal costs, $2.6 million of deal-related costs for the acquisition of Geneva Healthcare, and $0.8 million of expense related to prior acquisitions and other restructuring activities, partially offset by a $1.8 million reduction in contingent consideration related to Geneva Healthcare.  For the six months ended June 30, 2018, other charges of $10.3 million consisted of $7.2 million for integration and restructuring activities related to the LifeWatch acquisition, $1.2 million for patent litigation, a $1.8 million reserve for a note receivable with a bankrupt customer and $0.6 million of other costs primarily related to previous acquisitions, partially offset by a $0.7 million reduction in contingent consideration related to a 2016 acquisition.

(b)         For the six months ended June 30, 2019 and June 30, 2018, we recognized $7.1 million and $6.6 million of expense, respectively, related to the amortization of intangibles as a result of the LifeWatch and Geneva Healthcare acquisitions.  We have excluded this amortization of intangibles from adjusted net income due to the non-operational nature of the expense.  This amortization was recorded as a component of general and administrative expense.

(c)          For the six months ended June 30, 2019, we had an unrealized foreign exchange loss of $1.5 million partially offset by a $0.7 million gain associated with the termination of a former LifeWatch foreign pension plan.  For the six months ended June 30, 2018, we incurred $0.3 million of interest related to a ruling on an arbitration demand filed against LifeWatch prior to the acquisition.  This was offset by an unrealized foreign exchange gain of $1.0 million. These expenses were recorded as a component of other expense.

(d)         For the six months ended June 30, 2019, we incurred $0.1 million of interest expense related to a portion of the Geneva Healthcare contingent consideration.

(e)          Represents the tax effect of the non-GAAP adjustments at the Company’s annual effective tax rate.

(f)           After giving effect to taxes at the estimated annual effective tax rate on the adjustments, the utilization of net operating loss carryforwards had a $4.1 million positive impact on the six months ended June 30, 2019.

(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net income attributable to BioTelemetry — GAAP	$8,300	$10,444	$19,985	$16,426
Net loss attributable to noncontrolling interest	—	—	—	(946)
Provision for/(benefit from) income taxes	4,807	(1,500)	2,734	(1,642)
Total other expense	2,606	2,179	6,174	4,021
Other charges	2,234	5,208	5,304	10,293
Depreciation and amortization expense (a)	10,192	9,937	20,213	19,694
Stock compensation expense	3,477	2,858	6,026	4,923
Adjusted EBITDA	$31,616	$29,126	$60,436	$52,769
Adjusted EBITDA margin	28.3%	28.7%	28.0%	26.9%

(a)         For the three months ended June 30, 2018, depreciation and amortization expense excludes $0.1 million of expense related to the write-off of assets as a result of the dissolution of entities acquired as part of the LifeWatch acquisition. For the six months ended June 30, 2018, depreciation and amortization expense excludes $0.2 million of expense related to the write-off of assets as a result of the dissolution of entities acquired as part of the LifeWatch acquisition. This expense is included in Other charges.

Summary Cash Flow Data

(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Cash provided by operating activities	$19,298	$7,062	$36,130	$16,136
Capital expenditures	(10,758)	(5,999)	(16,092)	(9,937)
Free cash flow	$8,540	$1,063	$20,038	$6,199

Use of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States, (“GAAP”), this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”).  These Non-GAAP financial measures include adjusted income from operations, adjusted income before income taxes, adjusted net income attributable to BioTelemetry, Inc., adjusted net income per diluted share attributable to BioTelemetry, Inc., adjusted EBITDA and free cash flow.  In accordance with Regulation G of the Securities and Exchange Commission, we have provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

These Non-GAAP financial measures are not intended to replace GAAP financial measures.  They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into our ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results.  Management uses these Non-GAAP financial measures to assess the financial health of our ongoing operating performance.  Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.

Adjusted net income attributable to BioTelemetry, Inc. for the second quarter 2019 excludes other charges of $2.2 million, $3.8 million of amortization expense related to LifeWatch and Geneva Healthcare intangibles, $1.5 million of unrealized foreign currency loss, $0.1 million of interest expense related to a portion of the Geneva Healthcare contingent consideration, a $0.7 million gain associated with the termination of a former LifeWatch foreign pension plan, the tax effect of these adjustments as well as the impact from the utilization of our net operating loss carryforwards.  Adjusted net income attributable to BioTelemetry, Inc. for the second quarter 2018 excludes other charges of $5.2 million, $3.4 million of amortization expense related to LifeWatch intangibles, $0.3 million of interest related to a ruling on an arbitration demand filed against LifeWatch prior to the acquisition as well as an unrealized foreign exchange gain of $1.0 million. By excluding expenses that are considered unnecessary to support the ongoing business, are nonrecurring in nature or which limit year over year comparability, we believe these Non-GAAP financial measures offer a meaningful representation of our ongoing operating performance.  Included in these excluded items are transaction related expenses, primarily legal and professional fees, integration related expenses, primarily severance, legal fees related to patent litigation, amortization of intangibles from the LifeWatch and Geneva acquisitions, costs related to restructuring programs aimed at streamlining operations and reducing future expense as well as other one-time items.  These excluded charges are not part of the ongoing operations, and therefore, not reflective of our core operations.  We view patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for us.  We commenced patent litigation proceedings after we uncovered specific evidence of four distinct cases of misappropriation and infringement.  We can choose to resolve the outstanding matters and terminate the expense at any time.  We also included the income tax effect of these adjustments.

In addition to adjusted income from operations, adjusted net income attributable to BioTelemetry, Inc., adjusted net income per diluted share attributable to BioTelemetry, Inc. and free cash flow, we also present adjusted EBITDA.  This Non-GAAP financial measure excludes loss from noncontrolling interest, income taxes, total other expense, other charges, depreciation and amortization and stock compensation expense.  EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies.  Adjusting our EBITDA for other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations.  In addition, we also add back stock-based compensation expense because it is non-cash in nature.  Other companies in our industry may calculate adjusted EBITDA in a different manner.